BG Staffing, Inc. Announces Q1 2017 Financial Results
PLANO, Texas – April 27, 2017 – BG Staffing, Inc. (NYSE MKT: BGSF), a rapidly growing national provider of professional temporary staffing services, today reported financial results for its first quarter ended March 26, 2017.

Quarter One 2017 Results

	2017	2016	Change	% Change
	(amounts in thousands, except per-share amounts)
Revenues	$56,844	$59,551	$(2,707)	(4.5)%
Gross profit	$13,671	$13,347	$324	2.4%
Gross profit percentage	24.1%	22.4%	1.7%	7.6%
Net income	$1,302	$833	$469	56.3%
Net income per diluted share	$0.15	$0.11	$0.04	36.4%
Weighted average diluted shares	8,924	7,647	1,277	16.7%
Adjusted EBITDA (1)	$4,143	$4,514	$(371)	(8.2)%
Adjusted EBITDA percentage (2)	7.3%	7.6%	(0.3)%	(3.9)%

L. Allen Baker, Jr., President and CEO, stated, "While revenues declined in Q1 ’17 versus Q1 ‘16, bottom line numbers for the quarter are up. Further we expect the recent acquisition of Zycron to enhance our results for the year. The lower Adjusted EBITDA in Q1 ‘17 was primarily due to a decline in our Commercial segment in addition to significant investment in new offices for our highest margin segment, Multifamily.
The investment in Multifamily is expected to result in revenue growth later this year."

(1) Non-GAAP financial measure. See reconciliation at end for details.
(2) Adjusted EBITDA as a percentage of revenue.

Conference Call
The Company will host an investor conference call to discuss financial results on April 27, 2017 at 1:30pm PDT (4:30 EDT). The Participant Dial-In Number for the conference call is 1-631-891-4304. Participants should dial in to the call at least five minutes before 1:30pm PDT (4:30pm EDT) on April 27, 2017. The call can also be accessed "live" online at http://public.viavid.com/index.php?id=123614.  A replay of the recorded call will be available for 90 days on the Company's website (http://bgstaffing.investorroom.com/). You can also listen to a replay of the call by dialing 1-844-512-2921 (international participants dial 1-412-317-6671) starting April 27, 2017, at 7:30pm EDT through May 4, 2017 at 11:59 pm EDT. Please use PIN Number 10002699.

About BG Staffing, Inc.
Headquartered in Plano, Texas, BG Staffing provides staffing services to a variety of industries through its various divisions. BG Staffing is primarily a professional temporary staffing platform that has integrated several regional and national brands and is set to achieve scalable growth. The Company was ranked 56th among the top 100 U.S. staffing companies and was named the 71st fastest growing staffing company in the country in 2016 by Staffing Industry Analysts. The Company’s acquisition philosophy is one that not only brings financial growth, but retention of unique and dedicated talent within the companies. This has resulted in a strong management team, with tenure and a desire to offer exceptional service to candidates, customers and investors. For more information on the Company and its services, please visit its website at www.bgstaffing.com.

Forward-Looking Statements
The forward-looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact:
Terri MacInnis, VP of Investor Relations
Bibicoff + MacInnis, Inc.
818.379.8500 terri@bibimac.com

BG Staffing, Inc.
Non-GAAP Financial Measures

The financial results of BG Staffing, Inc. are prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP") and the rules of the U.S. Securities and Exchange Commission. To help the readers understand the Company's financial performance, the Company supplements its GAAP financial results with Adjusted EBITDA.

A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows of a company. Adjusted EBITDA is not measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. We believe that Adjusted EBITDA is a useful performance measure and is used by us to facilitate a comparison of our operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under GAAP can provide alone. In addition, the financial covenants in our credit agreement are based on Adjusted EBITDA as defined in the credit agreement.

We define “Adjusted EBITDA” as earnings before interest expense, income taxes, depreciation and amortization expense, non-cash items, and certain items that management does not consider in assessing our on-going operating performance.

Reconciliation of Net Income to Adjusted EBITDA

	Thirteen Weeks Ended
	March 26, 2017	March 27, 2016
	(dollars in thousands)
Net income	$1,302	$833
Interest expense, net	559	1,280
Income tax expense	833	549
Depreciation and amortization	1,371	1,781
Share-based compensation	78	71
Adjusted EBITDA	$4,143	$4,514